Exhibit 99.1

Contact: Brett Perryman ir@bsig.com (617) 369-7300

BrightSphere Reports Financial and Operating Results for the Second Quarter Ended June 30, 2019

•	U.S. GAAP earnings per share of $0.31 for the quarter, down (42.6)% from Q1 2019

•	ENI earnings per share of $0.45 for the quarter, an increase of 12.5% from Q1 2019

•	AUM of $225.0 billion at June 30, 2019, up 1.2% from March 31, 2019

•	Net client cash flows (“NCCF”) for the quarter of $(2.9) billion with an annualized revenue impact of $(14.4) million

BOSTON - August 1, 2019 - BrightSphere Investment Group Inc. (NYSE: BSIG) reports its results for the second quarter ended June 30, 2019.
“BrightSphere reported a 13% increase in ENI per share, to $0.45, compared to the first quarter of 2019, driven by strong equity markets and the continued realization of the benefits of our Center cost reductions and share repurchases,” said Guang Yang, BrightSphere’s President and Chief Executive Officer. “While market conditions continue to favor growth equities, the long-term performance of our highly rated value strategies remains strong.  As of June 30, assets in liquid strategies representing 65%, 69% and 77% of revenue outperformed benchmarks on a three-, five-, and ten-year basis, respectively.  Client demand trends are generally positive across the business, and, while our flow pipeline is rebuilding after a strong first quarter, we saw a reduction in our gross outflows during the second quarter.  Net client cash flows of $(2.9) billion resulted in an annualized revenue impact of $(14.4) million, as inflows were more concentrated in lower-fee strategies, such as fixed income.

“We continue to build momentum in the disciplined execution of our growth strategy,” Mr. Yang continued.  “Our Global Distribution Team has expanded to include experienced sales and marketing professionals with deep relationships at leading institutions, sovereign wealth funds and large family offices in markets around the world.  We are actively engaged with investors in China, Latin America and the Middle East, where we are seeing interest in a range of our strategies.  In addition, we are focused on further diversifying the investment capabilities we can offer our growing global clientele, and are making good progress in new seed initiatives as well as identifying potential acquisitions. With our strong free cash flow from operations, we have ample capacity to execute on growth initiatives, repay indebtedness and continue the opportunistic repurchase of our shares, as appropriate.”

Mr. Yang concluded, “Finally, we were pleased to further simplify our business with the completion of our corporate redomestication in early July.  We will continue to identify opportunities to enhance the efficiency of our business as part of our commitment to creating long-term value for shareholders.”

Table 1: Key Performance Metrics
($ in millions, unless otherwise noted)	Three Months Ended June 30,			Three Months Ended March 31,
U.S. GAAP Basis	2019	2018	Increase (Decrease)	2019	Increase (Decrease)
Revenue	$207.1	$233.9	(11.5)%	$207.2	—%
Pre-tax income from cont. ops. attributable to controlling interests	42.1	5.7	638.6%	74.3	(43.3)%
Net income attributable to controlling interests	28.0	2.1	n/m	52.7	(46.9)%
Diluted shares outstanding (in millions)	91.5	108.6		97.8
Diluted earnings per share, $	$0.31	$0.02	n/m	$0.54	(42.6)%
U.S. GAAP operating margin	22.5%	6.5%	1596 bps	32.8%	(1032) bps

Economic Net Income Basis (Non-GAAP measure used by management)
ENI revenue	$204.6	$230.7	(11.3)%	$205.7	(0.5)%
Pre-tax economic net income	53.2	65.8	(19.1)%	51.6	3.1%
Economic net income	41.0	50.5	(18.8)%	39.2	4.6%
ENI diluted earnings per share, $	$0.45	$0.47	(4.3)%	$0.40	12.5%
Adjusted EBITDA	63.4	72.8	(12.9)%	58.9	7.6%
ENI operating margin	35.8%	38.1%	(237) bps	33.3%	248 bps

Other Operational Information
Assets under management at period end ($ in billions)	$225.0	$234.3	(4.0)%	$222.3	1.2%
Net client cash flows ($ in billions)	(2.9)	(4.1)	29.3%	(1.8)	(61.1)%
Annualized revenue impact of net flows ($ in millions)	(14.4)	(15.2)	5.3%	(5.9)	(144.1)%
Please see “Definitions and Additional Notes.” Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income and Table 17 for a reconciliation of net income attributable to controlling interests to Adjusted EBITDA and ENI.

Assets Under Management and Flows

At June 30, 2019, BrightSphere’s total assets under management (“AUM”) were $225.0 billion, up $2.7 billion, or 1.2%, compared to $222.3 billion at March 31, 2019. The increase in AUM during the three months ended June 30, 2019 primarily reflects net market appreciation of $5.6 billion offset by net outflows of $(2.9) billion, including hard asset disposals of $(0.2) billion. While gross outflows declined from Q1 2019, Q2 2019 saw slower sales; BSIG Affiliates continue to rebuild their pipeline after a strong first quarter. For the three months ended June 30, 2019, the annualized revenue impact of the net flows was $(14.4) million with gross inflows of $5.1 billion during the period into lower fee asset classes yielding approximately 36.0 bps, versus gross outflows and hard asset disposals of $(8.0) billion out of asset classes yielding approximately 40.9 bps. The gap between inflows and outflows bps was driven by a mix of flows, as inflows were concentrated in lower-fee assets such as fixed income.

Table 2: Assets Under Management Rollforward Summary

($ in billions, unless otherwise noted)	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Beginning AUM	$222.3	$206.3	$240.1	$206.3	$243.0
Gross inflows	5.1	6.9	6.1	12.0	16.4
Gross outflows	(7.8)	(8.6)	(10.1)	(16.4)	(18.4)
Net flows before hard asset disposals	(2.7)	(1.7)	(4.0)	(4.4)	(2.0)
Hard asset disposals	(0.2)	(0.1)	(0.1)	(0.3)	(0.2)
Net flows	(2.9)	(1.8)	(4.1)	(4.7)	(2.2)
Market appreciation (depreciation)	5.6	17.8	(1.7)	23.4	(5.0)
Other(1)	—	—	—	—	(1.5)
Ending AUM	$225.0	$222.3	$234.3	$225.0	$234.3

Basis points: inflows	36.0	34.7	42.3	35.1	46.4
Basis points: outflows	40.9	34.3	40.2	37.4	38.9
Annualized revenue impact of net flows ($ in millions)	$(14.4)	$(5.9)	$(15.2)	$(20.3)	$3.8
Derived average weighted NCCF ($ in billions)	(3.8)	(1.5)	(3.9)	(5.3)	0.7
(1) “Other” primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.
Please see “Definitions and Additional Notes”

Balance Sheet and Capital Management

Condensed Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018 are provided in Table 3 below. At June 30, 2019, the Company had $393.5 million of long-term bonds ($400.0 million face value, net of discount and fees), $210.0 million outstanding on its $350 million credit facility and $25.0 million drawn on a non-recourse seed capital financing facility. The Company settled the DTA deed with OM plc for $32.7 million in the three months ended June 30, 2019. Shareholders’ deficit (attributable to controlling interests) amounted to $(12.7) million. The change in Shareholders’ equity (deficit) was driven by share repurchases during the year. As of June 30, 2019, the Company’s ratio of debt(1) to trailing twelve months Adjusted EBITDA was 2.3x.

As of June 30, 2019, the Company had total seed and co-investment holdings of $166.1 million. The Company had drawn $210.0 million on the revolving credit facility, leaving $140.0 million available to be drawn down as of June 30, 2019.

During the six months ended June 30, 2019, the Company repurchased 13,801,591 ordinary shares at an average price of $13.23 per share, or approximately $182.6 million in total. During the three months ended June 30, 2019, the Company repurchased 303,513 ordinary shares at an average price of $10.87 per share, or approximately $3.3 million in total.

Table 3: Condensed Consolidated Balance Sheets

($ in millions)	June 30, 2019		December 31, 2018
Assets
Cash and cash equivalents	$95.9		$340.6
Investment advisory fees receivable	156.6		159.1
Investments	206.1		198.5
Other assets	774.1		710.9
Assets of consolidated Funds(2)	192.4		144.6
Total assets	$1,425.1		$1,553.7

Liabilities and equity
Accounts payable and accrued expenses	$137.1		$225.3
Due to OM plc	5.2		33.0
Non-recourse borrowings	25.0		—
Third party borrowings	603.5		393.3
Other liabilities	540.1		711.1
Liabilities of consolidated Funds(2)	10.6		14.9
Total liabilities	1,321.5		1,377.6

Shareholders’ equity (deficit)	(12.7)		103.3
Non-controlling interests, including NCI of consolidated Funds(2)	116.3		72.8
Total equity	103.6		176.1
Total liabilities and equity	$1,425.1		$1,553.7

Debt / trailing twelve months Adjusted EBITDA(1)	2.3	x	2.1	x
(1) Calculated per terms of the Company’s external revolver and excludes non-recourse borrowings. As of December 31, 2018, the calculation includes amounts owed under the previously agreed acquisition agreement.

(2) Consolidated Funds represent certain seed and co-investments.

Please see “Definitions and Additional Notes”

Investment Performance

Table 4 below presents a summary of the Company’s investment performance for liquid strategies as of June 30, 2019, March 31, 2019 and June 30, 2018. Performance is shown on a revenue-weighted basis, an equal-weighted basis and an asset-weighted basis. Please see “Definitions and Additional Notes” for further information on the calculation of performance.

Table 4: Investment Performance(1)

(% outperformance vs. benchmark)	Revenue-Weighted
	June 30, 2019	March 31, 2019	June 30, 2018
3-Year	65%	59%	71%
5-Year	69%	72%	81%
10-Year	77%	66%	85%

	Equal-Weighted
	June 30, 2019	March 31, 2019	June 30, 2018
3-Year	61%	53%	68%
5-Year	66%	66%	76%
10-Year	82%	76%	84%

	Asset-Weighted
	June 30, 2019	March 31, 2019	June 30, 2018
3-Year	58%	53%	67%
5-Year	64%	65%	78%
10-Year	69%	57%	80%
Investment performance is calculated gross of fees.
Please see “Definitions and Additional Notes”
(1) As of June 30, 2019 and March 31, 2019, assets representing 27% of revenue were outperforming benchmarks on a 1- year basis, compared to 43% at June 30, 2018.

Financial Results: U.S. GAAP

Table 5 below presents the Company’s U.S. GAAP Consolidated Statement of Operations.  Diluted earnings per share decreased (42.6)% from $0.54 for the three months ended March 31, 2019 to $0.31 for the three months ended June 30, 2019. Earnings per share calculations are impacted by the shares repurchased in 2019 which contributed to a decrease in average diluted shares outstanding of (6.3) million, or (6.5)% between the three-month periods. U.S. GAAP revenue was relatively flat quarter-over-quarter at $207.1 million for the three months ended June 30, 2019. Operating expenses increased $21.3 million, or 15.3%, from $139.2 million for the three months ended March 31, 2019, to $160.5 million for the three months ended June 30, 2019, primarily due to increases in compensation and benefits expense, driven by higher Affiliate equity revaluations. Income tax expense decreased by $(7.5) million from $21.6 million for the three months ended March 31, 2019, to $14.1 million for the three months ended June 30, 2019, reflecting a decrease in income from continuing operations before tax attributable to controlling interests.

Table 5: U.S. GAAP Consolidated Statement of Operations

($ in millions, unless otherwise noted)	Three Months Ended June 30,			Three Months Ended March 31,		Six Months Ended June 30,
	2019	2018	Increase (Decrease)	2019	Increase (Decrease)	2019	2018	Increase (Decrease)
Management fees	$205.9	$226.4	(9.1)%	$207.5	(0.8)%	$413.4	$471.4	(12.3)%
Performance fees	(2.2)	3.0	n/m	(2.8)	21.4%	(5.0)	5.0	n/m
Other revenue	1.5	3.3	(54.5)%	1.4	7.1%	2.9	5.8	(50.0)%
Consolidated Funds’ revenue	1.9	1.2	58.3%	1.1	72.7%	3.0	1.4	n/m
Total revenue	207.1	233.9	(11.5)%	207.2	—%	414.3	483.6	(14.3)%
Compensation and benefits (Table 6)	123.7	183.4	(32.6)%	101.1	22.4%	224.8	372.6	(39.7)%
General and administrative	31.1	29.8	4.4%	32.5	(4.3)%	63.6	59.3	7.3%
Amortization of acquired intangibles	1.7	1.7	—%	1.6	6.3%	3.3	3.3	—%
Depreciation and amortization	4.0	3.5	14.3%	3.8	5.3%	7.8	6.9	13.0%
Consolidated Funds’ expense	—	0.2	(100.0)%	0.2	(100.0)%	0.2	0.6	(66.7)%
Total operating expenses	160.5	218.6	(26.6)%	139.2	15.3%	299.7	442.7	(32.3)%
Operating income	46.6	15.3	204.6%	68.0	(31.5)%	114.6	40.9	180.2%
Investment income (loss)	2.1	(0.4)	n/m	7.0	n/m	9.1	65.7	(86.1)%
Interest income	0.3	0.6	(50.0)%	1.1	(72.7)%	1.4	1.1	27.3%
Interest expense	(8.8)	(6.1)	44.3%	(7.0)	25.7%	(15.8)	(12.4)	27.4%
Net consolidated Funds’ investment gains (losses)	(4.5)	(3.3)	n/m	13.6	n/m	9.1	(5.7)	n/m
Income from continuing operations before taxes	35.7	6.1	485.2%	82.7	(56.8)%	118.4	89.6	32.1%
Income tax expense (benefit)	14.1	3.6	291.7%	21.6	(34.7)%	35.7	32.3	10.5%
Income from continuing operations	21.6	2.5	n/m	61.1	(64.6)%	82.7	57.3	44.3%
Gain (loss) on disposal of discontinued operations, net of tax	—	—	n/m	—	n/m	—	—	n/m
Net income	21.6	2.5	764.0%	61.1	(64.6)%	82.7	57.3	44.3%
Net income (loss) attributable to non-controlling interests	(6.4)	0.4	n/m	8.4	(176.2)%	2.0	(2.1)	n/m
Net income attributable to controlling interests	$28.0	$2.1	n/m	$52.7	(46.9)%	$80.7	$59.4	35.9%
Earnings per share, basic, $	$0.31	$0.02	n/m	$0.54	(42.6)%	$0.85	$0.54	57.4%
Earnings per share, diluted, $	0.31	0.02	n/m	0.54	(42.6)%	0.85	0.54	57.4%
Basic shares outstanding (in millions)	91.5	108.4		97.6		94.6	108.9
Diluted shares outstanding (in millions)	91.5	108.6		97.8		94.7	109.1

U.S. GAAP operating margin	23%	7%	1596 bps	33%	(1032) bps	28%	8%	1920 bps
Pre-tax income from continuing operations attributable to controlling interests	$42.1	$5.7	638.6%	$74.3	(43.3)%	$116.4	$91.7	26.9%
Net income from continuing operations attributable to controlling interests	28.0	2.1	n/m	52.7	(46.9)%	80.7	59.4	35.9%
Please see “Definitions and Additional Notes”

Table 6: Components of U.S. GAAP Compensation and Benefits Expense

($ in millions)	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Increase (Decrease)	2019	Increase (Decrease)
Fixed compensation and benefits(1)	$48.4	$47.5	1.9%	$50.8	(4.7)%
Sales-based compensation	3.1	4.2	(26.2)%	2.7	14.8%
Variable compensation(2)	49.0	61.3	(20.1)%	52.7	(7.0)%
Affiliate key employee distributions	13.8	18.7	(26.2)%	13.4	3.0%
Non-cash key employee-owned equity revaluations	7.1	34.0	(79.1)%	(20.1)	(135.3)%
Acquisition-related consideration and pre-acquisition employee equity(3)	2.3	17.7	(87.0)%	1.6	43.8%
Total U.S. GAAP compensation and benefits expense	$123.7	$183.4	(32.6)%	$101.1	22.4%
(1) For the three months ended June 30, 2019 and 2018, $47.3 million and $44.8 million of fixed compensation and benefits (of the $48.4 million and $47.5 million above), respectively, is included within economic net income, which excludes fixed compensation and benefits paid by our Affiliates on behalf of their customers that is subsequently reimbursed. For the three months ended March 31, 2019, $49.7 million of fixed compensation and benefits (of the $50.8 million above) is included within economic net income, which excludes fixed compensation and benefits paid by our Affiliates on behalf of their customers that is subsequently reimbursed.

(2) For the three months ended June 30, 2019, $48.4 million of variable compensation (of the $49.0 million above) is included within economic net income, which excludes variable compensation costs associated with restructuring at the Center. For the three months ended March 31, 2019, $48.7 million of variable compensation (of the $52.7 million above) is included within economic net income, which excludes variable compensation associated with the restructuring at the Center.

(3) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; contingent consideration was fully amortized as of December 31, 2018. Revaluation of the Landmark interests is included in “Non-cash key employee-owned equity revaluations” above.

Please see “Definitions and Additional Notes”

Financial Results: Non-GAAP Economic Net Income

Diluted economic net income per share increased 12.5% from $0.40 for the three months ended March 31, 2019 to $0.45 for the three months ended June 30, 2019.

ENI revenue (Table 8) decreased $(1.1) million or (0.5)%, from $205.7 million to $204.6 million, driven primarily by a decrease in management fees of $(1.6) million. Average AUM excluding equity-accounted Affiliates (Table 12) increased 1.9% from the three months ended March 31, 2019 to $219.9 billion, and the bps yield on these assets decreased from 39.0 bps to 37.5 bps driven by the mix of flows and market movements. Total ENI operating expenses (Table 9) decreased (6.2)% to $83.0 million, from $88.5 million in the prior quarter primarily due to cost control initiatives, and total ENI operating expenses as a percentage of management fee revenue decreased (234) bps from 42.7% to 40.3%. Total variable compensation decreased (0.6)% from $48.7 million to $48.4 million and the ENI variable compensation ratio (variable compensation as a percentage of ENI earnings before variable compensation) decreased from 41.6% to 39.8%. Affiliate key employee distributions increased 3.0% quarter-over-quarter, from $13.4 million to $13.8 million, due to higher ENI operating earnings. The ratio of Affiliate key employee distributions over ENI operating earnings decreased from 19.6% to 18.9% mostly due to the increase in ENI operating earnings. Tax on economic net income for the three months ended June 30, 2019 and March 31, 2019 was $12.2 million and $12.4 million, respectively, a decrease of $(0.2) million, or (1.6)%, primarily due to a lower ENI tax rate.

For the three months ended June 30, 2019, Adjusted EBITDA was $63.4 million, an increase of 7.6% compared to $58.9 million for the three months ended March 31, 2019. See Table 17 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Table 7: Reconciliation of U.S. GAAP Net Income to Economic Net Income

($ in millions)		Three Months Ended June 30,		Three Months Ended March 31,
		2019	2018	2019
U.S. GAAP net income attributable to controlling interests		$28.0	$2.1	$52.7
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	7.1	34.0	(20.1)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	4.0	19.4	3.2
iii.	Capital transaction costs	1.6	0.1	—
iv.	Seed/Co-investment (gains) losses and financings	(2.8)	6.0	(10.2)
v.	Tax benefit of goodwill and acquired intangibles deductions	2.4	1.4	2.3
vi.	Discontinued operations and restructuring(1)	1.3	0.8	4.3
vii.	ENI tax normalization	2.4	3.1	0.8
Tax effect of above adjustments, as applicable(2)		(3.0)	(16.4)	6.2
Economic net income		$41.0	$50.5	$39.2
(1) The three months ended June 30, 2019 includes restructuring costs at the Center of $0.5 million and costs associated with the redomicile to the U.S. of $0.8 million. The three months ended March 31, 2019 includes restructuring costs at the Center of $4.0 million and costs associated with the redomicile to the U.S. of $0.3 million.

(2) Reflects the sum of lines i., ii., iii., iv. and the restructuring component of line vi. multiplied by the 27.3% U.S. statutory tax rate (including state tax).
See Table 14 for a per-share presentation of the above reconciliation.
Please see the definition of Economic Net Income within “Definitions and Additional Notes”

The following table identifies the components of ENI revenue:

Table 8: Components of ENI Revenue

($ in millions)	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Increase (Decrease)	2019	Increase (Decrease)
Management fees	$205.9	$226.4	(9.1)%	$207.5	(0.8)%
Performance fees	(2.2)	3.0	n/m	(2.8)	21.4%
Other income, including equity-accounted Affiliates	0.9	1.3	(30.8)%	1.0	(10.0)%
ENI revenue	$204.6	$230.7	(11.3)%	$205.7	(0.5)%
See Table 15 for a reconciliation from U.S. GAAP revenue to ENI revenue.
Please see “Definitions and Additional Notes”

The following table identifies the components of ENI operating expense:

Table 9: Components of ENI Operating Expense

($ in millions)	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Increase (Decrease)	2019	Increase (Decrease)
Fixed compensation & benefits	$47.3	$44.8	5.6%	$49.7	(4.8)%
General and administrative expenses	31.7	33.1	(4.2)%	35.0	(9.4)%
Depreciation and amortization	4.0	3.5	14.3%	3.8	5.3%
ENI operating expense	$83.0	$81.4	2.0%	$88.5	(6.2)%
See Table 16 for a reconciliation from U.S. GAAP operating expense to ENI operating expense.
Please see “Definitions and Additional Notes”

The following table shows our key non-GAAP operating metrics for the three months ended June 30, 2019 and 2018, and March 31, 2019. We present these metrics because they are the measures our management uses to evaluate the profitability of our business and are useful to investors because they represent the key drivers and measures of economic performance within our business model. Please see “Definitions and Additional Notes” for an explanation of each ratio and its usefulness in measuring the economics and operating performance of our business.

Table 10: Key ENI Operating Metrics

($ in millions)	Three Months Ended June 30,			Three Months Ended March 31,
	2019	2018	Increase (Decrease)	2019	Increase (Decrease)
Numerator: ENI operating earnings(1)	$73.2	$88.0	(16.8)%	$68.5	6.9%
Denominator: ENI revenue	$204.6	$230.7	(11.3)%	$205.7	(0.5)%
ENI operating margin	35.8%	38.1%	(237) bps	33.3%	248 bps

Numerator: ENI operating expense	$83.0	$81.4	2.0%	$88.5	(6.2)%
Denominator: ENI management fee revenue	$205.9	$226.4	(9.1)%	$207.5	(0.8)%
ENI operating expense ratio	40.3%	36.0%	436 bps	42.7%	(234) bps

Numerator: ENI variable compensation	$48.4	$61.3	(21.0)%	$48.7	(0.6)%
Denominator: ENI earnings before variable compensation(2)	$121.6	$149.3	(18.6)%	$117.2	3.8%
ENI variable compensation ratio	39.8%	41.1%	(126) bps	41.6%	(175) bps

Numerator: Affiliate key employee distributions	$13.8	$18.7	(26.2)%	$13.4	3.0%
Denominator: ENI operating earnings(1)	$73.2	$88.0	(16.8)%	$68.5	6.9%
ENI Affiliate key employee distributions ratio	18.9%	21.3%	(240) bps	19.6%	(71) bps

Numerator: Tax on economic net income	$12.2	$15.3	(20.3)%	$12.4	(1.6)%
Denominator: Pre-tax economic net income	$53.2	$65.8	(19.1)%	$51.6	3.1%
Economic net income effective tax rate	22.9%	23.3%	(32) bps	24.0%	(110) bps
(1) ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation.
(2) ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.
Please see “Definitions and Additional Notes”
Please refer to the Company’s Quarterly Report on Form 10-Q for comparable U.S. GAAP metrics.

Dividend Declaration

The Company’s Board of Directors approved a quarterly interim dividend of $0.10 per share payable on September 27, 2019 to shareholders of record as of the close of business on September 13, 2019.

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with $225.0 billion of assets under management as of June 30, 2019. Its diverse Affiliates offer leading, alpha generating investment products to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information about BrightSphere, please visit the Company’s website at www.bsig.com.

 Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995, including information relating to anticipated growth in revenues, margins or earnings, anticipated changes in the Company’s business and strategy, anticipated future performance of the Company’s business, the impact of the Landmark acquisition, anticipated future investment performance of the Company’s Affiliates, the impact of the redomestication to the United States, expected future net cash flows, anticipated expense levels, changes in expense, the expected effects of acquisitions and expectations regarding market conditions.  The words or phrases ‘‘will likely result,’’ ‘‘are expected to,’’ ‘‘will continue,’’ ‘‘is anticipated,’’ ‘‘can be,’’ ‘‘may be,’’ ‘‘aim to,’’ ‘‘may affect,’’ ‘‘may depend,’’ ‘‘intends,’’ ‘‘expects,’’ ‘‘believes,’’ ‘‘estimate,’’ ‘‘project,’’ and other similar expressions are intended to identify such forward-looking statements. Such statements are subject to various known and unknown risks and uncertainties and readers should be cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including but not limited to those discussed above and elsewhere in this press release and in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2019. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conference Call Dial-in

The Company will hold a conference call and simultaneous webcast to discuss the results at 11:00 a.m. Eastern Time on August 1, 2019. The Company has also released an earnings presentation that will be discussed during the conference call. Please go to https://ir.bsig.com to download the presentation. To listen to the call or view the webcast, participants should:

Dial-in:
Toll Free Dial-in Number:            (844) 445-4807
International Dial-in Number:        (647) 253-8636
Conference ID:                2068035
Link to Webcast:
http://event.on24.com/r.htm?e=2041741&s=1&k=3C77C8152EBC5E2C416AA9234782F66C

Dial-in Replay:
A replay of the call will be available beginning approximately one hour after its conclusion either on BrightSphere’s website, at https://ir.bsig.com or at:
Toll Free Dial-in Number:            (800) 585-8367
International Dial-in Number:        (416) 621-4642
Conference ID:                2068035

Table 11: Assets Under Management Rollforward by Asset Class

($ in billions, unless otherwise noted)	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
U.S. equity
Beginning balance	$67.8	$62.6	$76.0	$74.8	$76.6
Gross inflows	0.8	1.0	0.8	0.7	0.7
Gross outflows	(3.4)	(2.7)	(4.1)	(3.6)	(4.6)
Net flows	(2.6)	(1.7)	(3.3)	(2.9)	(3.9)
Market appreciation (depreciation)	2.2	6.9	(10.1)	4.1	2.1
Ending balance	$67.4	$67.8	$62.6	$76.0	$74.8
Average AUM	$67.0	$66.5	$69.7	$76.2	$76.1
Average AUM of consolidated Affiliates	$64.8	$64.5	$67.7	$73.9	$74.0

Global / non-U.S. equity
Beginning balance	$117.6	$106.8	$124.7	$122.3	$126.3
Gross inflows	2.8	5.1	2.9	3.8	4.4
Gross outflows	(3.6)	(4.5)	(5.3)	(3.1)	(4.9)
Net flows	(0.8)	0.6	(2.4)	0.7	(0.5)
Market appreciation (depreciation)	2.9	10.2	(15.5)	1.7	(3.5)
Ending balance	$119.7	$117.6	$106.8	$124.7	$122.3
Average AUM(1)	$117.8	$114.5	$114.8	$124.4	$125.1

Fixed income
Beginning balance	$12.9	$13.1	$13.2	$13.8	$13.9
Gross inflows	1.2	0.4	0.3	0.3	0.4
Gross outflows	(0.4)	(1.2)	(0.4)	(1.0)	(0.3)
Net flows	0.8	(0.8)	(0.1)	(0.7)	0.1
Market appreciation (depreciation)	0.7	0.6	—	0.1	(0.2)
Ending balance	$14.4	$12.9	$13.1	$13.2	$13.8
Average AUM(1)	$13.5	$13.0	$13.1	$13.6	$13.9

Alternatives
Beginning balance	$24.0	$23.8	$23.8	$23.4	$23.3
Gross inflows	0.3	0.4	0.3	2.1	0.6
Gross outflows	(0.4)	(0.2)	(0.1)	(0.2)	(0.3)
Hard asset disposals	(0.2)	(0.1)	(0.1)	(1.6)	(0.1)
Net flows	(0.3)	0.1	0.1	0.3	0.2
Market appreciation (depreciation)	(0.2)	0.1	—	0.1	(0.1)
Other(2)	—	—	(0.1)	—	—
Ending balance	$23.5	$24.0	$23.8	$23.8	$23.4
Average AUM(1)	$23.8	$23.9	$23.8	$23.1	$23.3

Total
Beginning balance	$222.3	$206.3	$237.7	$234.3	$240.1
Gross inflows	5.1	6.9	4.3	6.9	6.1
Gross outflows	(7.8)	(8.6)	(9.9)	(7.9)	(10.1)
Hard asset disposals	(0.2)	(0.1)	(0.1)	(1.6)	(0.1)
Net flows	(2.9)	(1.8)	(5.7)	(2.6)	(4.1)
Market appreciation (depreciation)	5.6	17.8	(25.6)	6.0	(1.7)
Other(2)	—	—	(0.1)	—	—
Ending balance	$225.0	$222.3	$206.3	$237.7	$234.3
Average AUM	$222.1	$217.9	$221.4	$237.3	$238.4
Average AUM of consolidated Affiliates	$219.9	$215.9	$219.4	$235.0	$236.3

Basis points: inflows	36.0	34.7	45.9	52.5	42.3
Basis points: outflows	40.9	34.3	32.0	33.2	40.2
Annualized revenue impact of net flows (in millions)	$(14.4)	$(5.9)	$(12.3)	$4.7	$(15.2)
Derived average weighted NCCF	(3.8)	(1.5)	(3.3)	1.2	(3.9)

(1) Average AUM equals average AUM of consolidated Affiliates.
(2) “Other” in the three months ended December 31, 2018 primarily relates to the decline in billable AUM as a legacy alternative fund transitioned from billing based on committed AUM to net asset value.

Please see “Definitions and Additional Notes”

Table 12: Management Fee Revenue and Average Fee Rates on Assets Under Management

($ in millions, except AUM data in billions)	Three Months Ended
	June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts	Revenue	Basis Pts
U.S. equity	$40.0	25	$40.4	25	$41.2	24	$45.3	24	$45.5	25
Global/non-U.S. equity	116.0	40	116.9	41	112.5	39	123.0	39	126.2	40
Fixed income	6.5	19	6.4	20	6.5	20	6.7	20	6.8	20
Alternatives	43.4	73	43.8	74	43.8	73	54.6	94	47.9	82
Management fee revenue	$205.9	37.5	$207.5	39.0	$204.0	36.9	$229.6	38.8	$226.4	38.4
Average AUM excluding equity-accounted Affiliates	$219.9		$215.9		$219.4		$235.0		$236.3
Average AUM including equity-accounted Affiliates and weighted average fee rate	$222.1	37.7	$217.9	39.2	$221.4	37.1	$237.3	38.9	$238.4	38.6
Amounts shown exclude equity-accounted Affiliates unless otherwise noted.
Please see “Definitions and Additional Notes”

Table 13: Assets Under Management by Affiliate

($ in billions)	June 30, 2019	March 31, 2019	June 30, 2018
Acadian Asset Management	$98.0	$96.0	$96.9
Barrow, Hanley, Mewhinney & Strauss	76.6	75.7	84.9
Campbell Global	4.7	4.8	5.2
Copper Rock Capital Partners	4.5	4.3	5.2
Investment Counselors of Maryland(1)	2.2	2.1	2.2
Landmark Partners	18.1	18.0	16.6
Thompson, Siegel & Walmsley	20.9	21.4	23.3
Total assets under management	$225.0	$222.3	$234.3
(1) Equity-accounted Affiliate.
Please see “Definitions and Additional Notes”

Table 14: Reconciliation of per-share U.S. GAAP Net Income to Economic Net Income

($)		Three Months Ended June 30,		Three Months Ended March 31,
		2019	2018	2019
U.S. GAAP net income per share		$0.31	$0.02	$0.54
Adjustments to reflect the economic earnings of the Company:
i.	Non-cash key employee-owned equity and profit interest revaluations	0.07	0.31	(0.20)
ii.	Amortization of acquired intangible assets, acquisition-related consideration and pre-acquisition employee equity	0.04	0.18	0.03
iii.	Capital transaction costs	0.02	—	—
iv.	Seed/Co-investment (gains) losses and financing	(0.03)	0.06	(0.10)
v.	Tax benefit of goodwill and acquired intangibles deductions	0.03	0.01	0.02
vi.	Discontinued operations and restructuring	0.01	0.01	0.04
vii.	ENI tax normalization	0.03	0.03	0.01
Tax effect of above adjustments, as applicable		(0.03)	(0.15)	0.06
Economic net income per share		$0.45	$0.47	$0.40
Please see “Definitions and Additional Notes”

Table 15: Reconciliation of U.S. GAAP Revenue to ENI Revenue

($ in millions)	Three Months Ended June 30,		Three Months Ended March 31,
	2019	2018	2019
U.S. GAAP revenue	$207.1	$233.9	$207.2
Include investment return on equity-accounted Affiliates	0.7	0.7	0.6
Exclude revenue from consolidated Funds	(1.9)	(1.2)	(1.1)
Exclude fixed compensation reimbursed by customers	(1.3)	(2.7)	(1.0)
ENI revenue	$204.6	$230.7	$205.7
Please see “Definitions and Additional Notes”

Table 16: Reconciliation of U.S. GAAP Operating Expense to ENI Operating Expense

($ in millions)	Three Months Ended June 30,		Three Months Ended March 31,
	2019	2018	2019
U.S. GAAP operating expense	$160.5	$218.6	$139.2
Less: items excluded from ENI
Acquisition-related consideration and pre-acquisition employee equity(1)	(2.3)	(17.7)	(1.6)
Non-cash key employee-owned equity and profit interest revaluations	(7.1)	(34.0)	20.1
Amortization of acquired intangible assets	(1.7)	(1.7)	(1.6)
Capital transaction costs	(1.6)	(0.1)	—
Restructuring costs(2)	(1.3)	(0.8)	(4.3)
Compensation reimbursed by customers	(1.3)	(2.7)	(1.0)
Funds’ operating expense	—	(0.2)	(0.2)
Less: items segregated out of U.S. GAAP operating expense
Variable compensation	(48.4)	(61.3)	(48.7)
Affiliate key employee distributions	(13.8)	(18.7)	(13.4)
ENI operating expense	$83.0	$81.4	$88.5
(1) Reflects amortization of contingent consideration and equity owned by employees, both with a service requirement, associated with the Landmark acquisition; contingent consideration was fully amortized as of December 31, 2018. Revaluation of the Landmark interests is included in “Non-cash key employee-owned equity and profit interest revaluations” above.

(2) The three months ended June 30, 2019 and March 31, 2019 include restructuring costs at the Center and costs associated with the redomicile to the U.S.
Please see “Definitions and Additional Notes”

Table 17: Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Economic Net Income

($ in millions)	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2019	2018	2019	2019	2018
Net income attributable to controlling interests	$28.0	$2.1	$52.7	$80.7	$59.4
Net interest expense	8.5	5.5	5.9	14.4	11.3
Income tax expense (benefit) (including tax expenses related to discontinued operations)	14.1	3.6	21.6	35.7	32.3
Depreciation and amortization (including intangible assets)	5.7	5.2	5.4	11.1	10.2
EBITDA	$56.3	$16.4	$85.6	$141.9	$113.2
Non-cash compensation costs associated with revaluation of Affiliate key employee-owned equity and profit-sharing interests	7.1	34.0	(20.1)	(13.0)	63.9
Amortization of acquisition-related consideration and pre-acquisition employee equity	2.3	17.7	1.6	3.9	35.3
EBITDA of discontinued operations	—	—	—	—	—
(Gain) loss on seed and co-investments	(5.2)	3.9	(12.5)	(17.7)	4.1
Restructuring(1)	1.3	0.8	4.3	5.6	(64.8)
Capital transaction costs	1.6	0.1	—	1.6	0.1
Other	—	(0.1)	—	—	—
Adjusted EBITDA	$63.4	$72.8	$58.9	$122.3	$151.8
ENI net interest expense to third parties	(6.2)	(3.5)	(3.5)	(9.7)	(7.7)
Depreciation and amortization	(4.0)	(3.5)	(3.8)	(7.8)	(6.9)
Tax on economic net income	(12.2)	(15.3)	(12.4)	(24.6)	(31.8)
Economic net income	$41.0	$50.5	$39.2	$80.2	$105.4
(1) The three months ended June 30, 2019 and March 31, 2019 include restructuring costs at the Center and costs associated with the redomicile to the U.S. The six months ended June 30, 2018 includes the gain on sale of Heitman of $65.7 million.

Please see “Definitions and Additional Notes”

Definitions and Additional Notes

References to “BrightSphere” “BSIG” or the “Company” refer to BrightSphere Investment Group Inc.; references to “OM plc” refer to Old Mutual plc, the Company’s former parent; references to “BSUS” or the “Center” refer to the holding company excluding the Affiliates; references to "Landmark" refer to Landmark Partners, LLC, acquired by the Company in August 2016. BrightSphere operates its business through seven boutique asset management firms (the “Affiliates”). BrightSphere’s distribution activities are conducted in various jurisdictions through affiliated companies in accordance with local regulatory requirements.

Given that EBITDA, Adjusted EBITDA and ENI are measures not deemed to be in accordance with U.S. GAAP and are susceptible to varying calculations, our EBITDA, Adjusted EBITDA and ENI may not be comparable to similarly titled measures of other companies, including companies in our industry, because other companies may calculate EBITDA, Adjusted EBITDA and ENI in a different manner than we calculate the measures.

Economic net income

The Company uses a non-GAAP performance measure referred to as economic net income (“ENI”) to represent its view of the underlying economic earnings of the business. ENI is used to make resource allocation decisions, determine appropriate levels of investment or dividend payout, manage balance sheet leverage, determine Affiliate variable compensation and equity distributions, and incentivize management. The Company’s ENI adjustments to U.S. GAAP include both reclassifications of U.S. GAAP revenue and expense items, as well as adjustments to U.S. GAAP results, primarily to exclude non-cash, non-economic expenses, or to reflect cash benefits not recognized under U.S. GAAP.

The Company re-categorizes certain line items on the income statement to:

•	exclude the effect of Fund consolidation by removing the portion of Fund revenues, expenses and investment return which is not attributable to its shareholders;

•	include within management fee revenue any fees paid to Affiliates by consolidated Funds, which are viewed as investment income under U.S. GAAP;

•	include the Company’s share of earnings from equity-accounted Affiliates within other income, rather than investment income;

•	treat sales-based compensation as a general and administrative expense, rather than part of fixed compensation and benefits;

•	identify separately from operating expenses, variable compensation and Affiliate key employee distributions, which represent Affiliate earnings shared with Affiliate key employees; and

•
net the separate revenues and expenses recorded under U.S. GAAP for certain Fund expenses initially paid by its Affiliates on the Fund’s behalf and subsequently reimbursed, to better reflect the actual economics of the Company’s business.

The Company also makes the following adjustments to U.S. GAAP results to more closely reflect its economic results by:

i.
excluding non-cash expenses representing changes in the value of Affiliate equity and profit interests held by Affiliate key employees. These ownership interests may in certain circumstances be repurchased by BrightSphere at a value based on a pre-determined fixed multiple of trailing earnings and as such this value is carried on the Company’s balance sheet as a liability. Non-cash movements in the value of this liability are treated as compensation expense under U.S. GAAP. However, any equity or profit interests repurchased by BrightSphere can be used to fund a portion of future variable compensation awards, resulting in savings in cash variable compensation that offset the negative cash effect of repurchasing the equity.

ii.
excluding non-cash amortization or impairment expenses related to acquired goodwill and other intangibles as these are non-cash charges that do not result in an outflow of tangible economic benefits from the business. It also excludes the amortization of acquisition-related contingent consideration, as well as the value of employee equity owned pre-acquisition, as occurred as a result of the Landmark transaction, where such items have been included in compensation expense as a result of ongoing service requirements for certain employees. Please note that the revaluations related to these acquisition-related items are included in (i) above.

iii.
excluding capital transaction costs, including the costs of raising debt or equity, gains or losses realized as a result of redeeming debt or equity and direct incremental costs associated with acquisitions of businesses or assets.

iv.
excluding seed capital and co-investment gains, losses and related financing costs. The net returns on these investments are considered and presented separately from ENI because ENI is primarily a measure of the Company’s earnings from managing client assets, which therefore differs from earnings generated by its investments in Affiliate products, which can be variable from period to period.

v.	including cash tax benefits associated with deductions allowed for acquired intangibles and goodwill that may not be recognized or have timing differences compared to U.S. GAAP.

vi.
excluding the results of discontinued operations attributable to controlling interests since they are not part of the Company’s ongoing business, and restructuring costs incurred in continuing operations.

vii.
excluding deferred tax resulting from changes in tax law and expiration of statutes, adjustments for uncertain tax positions, deferred tax attributable to intangible assets and other unusual items not related to current operating results to reflect ENI tax normalization.

The Company adjusts its income tax expense to reflect any tax impact of its ENI adjustments.  Please see Table 7 for a reconciliation of U.S. GAAP net income attributable to controlling interests to economic net income.

Adjusted EBITDA

Adjusted EBITDA is defined as economic net income before interest, income taxes, depreciation and amortization. The Company notes that its calculation of Adjusted EBITDA may not be consistent with Adjusted EBITDA as calculated by other companies. The Company believes Adjusted EBITDA is a useful liquidity metric because it indicates the Company’s ability to make further investments in its business, service debt and meet working capital requirements. Please see Table 17 for a reconciliation of U.S. GAAP net income attributable to controlling interests to EBITDA, Adjusted EBITDA and ENI.

Methodologies for calculating investment performance(1):

Revenue-weighted investment performance measures the percentage of management fee revenue generated by Affiliate strategies which are beating benchmarks. It calculates each strategy’s percentage weight by taking its estimated composite revenue over total composite revenues in each period, then sums the total percentage of revenue for strategies outperforming.

Equal-weighted investment performance measures the percentage of Affiliates’ scale strategies (defined as strategies with greater than $100 million of AUM) beating benchmarks. Each outperforming strategy over $100 million has the same weight; the calculation sums the number of strategies outperforming relative to the total number of composites over $100 million.

Asset-weighted investment performance measures the percentage of AUM in strategies beating benchmarks.  It calculates each strategy’s percentage weight by taking its composite AUM over total composite AUM in each period, then sums the total percentage of AUM for strategies outperforming.
______________________
(1) Barrow Hanley’s Windsor II Large Cap Value account AUM and return are separated from Barrow Hanley’s Large Cap Value composite in revenue-weighted, equal-weighted and asset-weighted outperformance percentage calculations.

ENI operating earnings

ENI operating earnings represents ENI earnings before Affiliate key employee distributions and is calculated as ENI revenue, less ENI operating expense, less ENI variable compensation. It differs from economic net income because it does not include the effects of Affiliate key employee distributions, net interest expense or income tax expense.

ENI operating margin

The ENI operating margin, which is calculated before Affiliate key employee distributions, is used by management and is useful to investors to evaluate the overall operating margin of the business without regard to our various ownership levels at each of the Affiliates. ENI operating margin is a non-GAAP efficiency measure, calculated based on ENI operating earnings divided by ENI revenue. The ENI operating margin is most comparable to our U.S. GAAP operating margin.

ENI management fee revenue

ENI Management fee revenue corresponds to U.S. GAAP management fee revenue.

Net catch-up fees

Net catch-up fees represent payment of fund management fees back to the initial closing date for certain products with multiple closings, less placement fees paid to third parties related to these funds.

ENI operating expense ratio

The ENI operating expense ratio is used by management and is useful to investors to evaluate the level of operating expense as measured against our recurring management fee revenue. We have provided this ratio since many operating expenses, including fixed compensation & benefits and general and administrative expense, are generally linked to the overall size of the business. We track this ratio as a key measure of scale economies at BrightSphere because in our profit sharing economic model, scale benefits both the Affiliate employees and BrightSphere shareholders.

ENI earnings before variable compensation

ENI earnings before variable compensation is calculated as ENI revenue, less ENI operating expense.

ENI variable compensation ratio

The ENI variable compensation ratio is calculated as variable compensation divided by ENI earnings before variable compensation. It is used by management and is useful to investors to evaluate consolidated variable compensation as measured against our ENI earnings before variable compensation. Variable compensation is usually awarded based on a contractual percentage of each Affiliate’s ENI earnings before variable compensation and may be paid in the form of cash or non-cash Affiliate equity or profit interests. Center variable compensation includes cash and BrightSphere equity. Non-cash variable compensation awards typically vest over several years and are recognized as compensation expense over that service period. The variable compensation ratio at each Affiliate will typically be between 25% and 35%.

ENI Affiliate key employee distribution ratio

The Affiliate key employee distribution ratio is calculated as Affiliate key employee distributions divided by ENI operating earnings. The ENI Affiliate key employee distribution ratio is used by management and is useful to investors to evaluate Affiliate key employee distributions as measured against our ENI operating earnings. Affiliate key employee distributions represent the share of Affiliate profits after variable compensation that is attributable to Affiliate key employee equity and profit interests holders, according to their ownership interests. At certain Affiliates, BSUS is entitled to an initial preference over profits after variable compensation, structured such that before a preference threshold is reached, there would be no required key employee distributions, whereas for profits above the threshold the key employee distribution amount would be calculated based on the key employee economic percentages, which range from approximately 20% to 40% at our consolidated Affiliates.

U.S. GAAP operating margin

U.S. GAAP operating margin equals operating income from continuing operations divided by total revenue.

Consolidated Funds

Financial information presented in accordance with U.S. GAAP may include the results of consolidated pooled investment vehicles, or Funds, managed by our Affiliates, where it has been determined that these entities are controlled by the Company. Financial results which are “attributable to controlling interests” exclude the impact of Funds to the extent it is not attributable to our shareholders.

Annualized revenue impact of net flows (“NCCF”)

Annualized revenue impact of net flows represents the difference between annualized management fees expected to be earned on new accounts and net assets contributed to existing accounts, less the annualized management fees lost on terminated accounts or net assets withdrawn from existing accounts, including equity-accounted Affiliates. Annualized revenue is calculated by multiplying the annual gross fee rate for the relevant account by the net assets gained in the account in the event of a positive flow or the net assets lost in the account in the event of an outflow and is designed to provide investors with a better indication of the potential financial impact of net client cash flows.

Hard asset disposals

Net flows in Table 1, Table 2 and Table 11 include hard asset disposals and fund distributions made by BrightSphere’s Affiliates.  This category is made up of investment-driven asset dispositions by Landmark, investing in real estate funds and secondary private equity; or Campbell, a timber manager.

Derived average weighted NCCF

Derived average weighted NCCF reflects the implied NCCF if annualized revenue impact of net flows represents asset flows at the weighted fee rate for BrightSphere overall (i.e. 37.7 bps in Q2'19). For example, NCCF annualized revenue impact of $(14.4) million divided by the average weighted fee rate of BrightSphere’s overall AUM of 37.7 bps equals the derived average weighted NCCF of $(3.8) billion.

n/m

“Not meaningful.”

BSIG 201948